Conversion Report

Previous versions of the SEC's system would not accept an address for a Reporting Person, however the new system (8.6) does. If you enter an address for your Reporting Person it will be transmitted as part of your filing. If you leave the address blank, the SEC will use the address that was submitted with Form ID.

The State portion of the Reporting Person's address must now be chosen from a preset list. Review this information to ensure that the correct state code is selected.

ISSUER NAME AND TRADING SYMBOL have been split into 2 separate fields. You may need to edit this value on your form.

IRS IDENTIFICATION NUMBER OF REPORTING PERSON is no longer reported and has been removed form your form.

Only one line is now allowed for signatures. The Filer will appended the second signature line to the first, if space allows. Original Data: Richard Smith

Previous versions of the SEC's system could not differentiate between transactions and holdings, however the new system (8.6) allows you to indicate for each row in Table I and II, whether the row is a transaction or holding. All the rows on this form are initially marked as a transaction; you should review the tables and indicate holdings where appropriate.
Note: Most of the workarounds which were necessary to report holdings in previous versions of EDGAR have now been fixed. Review the Users Guide for more information.

Previous versions of the SEC's system could not differentiate between transactions and holdings, however the new system (8.6) allows you to indicate for each row in Table I and II, whether the row is a transaction or holding. All the rows on this form are initially marked as a transaction; you should review the tables and indicate holdings where appropriate.
Note: Most of the workarounds which were necessary to report holdings in previous versions of EDGAR have now been fixed. Review the Users Guide for more information.

A Joint Filer Statement is no longer necessary for multiple reporting persons. Instead, enter the CIK and CCC for each Reporting Person on the form. Your statement has been dropped.

ISSUER IRS ID is no longer reported and has been removed from your form.

SROS is no longer reported and has been removed form your form.

Your form has been converted. We recommend that you save this form with a different name than the original in case you need to access the form in its original format later.